Exhibit 10.34

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of November 17, 2008 by and among each of the individuals set forth on Annex I (each, a “Seller” and, collectively, the “Sellers”), NMC Group, Inc., a California corporation (the “Company”), and Esterline Technologies Corporation, a Delaware corporation (the “Buyer”).

Introduction

The Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Purchased Shares”). The Sellers wish to sell, and the Buyer wishes to buy, all of the Purchased Shares on the terms and conditions set forth herein.

An index of defined terms as used in this Agreement is set forth in Article 10.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE; CLOSING

1.1        Purchase and Sale.  Subject to the terms and conditions hereof, at the Closing, the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all of the Purchased Shares.

1.2        Purchase Price; Payments at Closing.

(a)        As used herein, the following terms shall have the following meanings:

“Closing Cash” means, as of immediately prior to the Closing, all the cash, marketable securities and other cash equivalents, and deposits of the Company (other than customer advances), wherever located.

“Closing Indebtedness” means any liability for (i) indebtedness for borrowed money, including interest thereon and prepayment or other penalties becoming due as a result of this transaction, created, issued or incurred by the Company, including the Debt Amount, (ii) all payment obligations of the Company for the deferred purchase price for purchases of property outside the ordinary course of business arising in connection with transactions occurring prior to the Closing which are not evidenced by trade payables, (iii) the present value of all payment obligations of the Company under leases in existence immediately prior to the Closing to which the Company is a party which are capital leases as of the Closing as determined in accordance GAAP, (iv) any payment obligations in respect of letters of credit, interest rate swaps, collars, caps, hedging obligations or other similar contingent obligations, (v) any indebtedness of the type referred to in clauses (i) through (iv) above of any Person other than the Company in existence immediately prior to the Closing which is either guaranteed by, or secured by a security interest upon any property owned by, the Company.

“Closing Purchase Price” means $89,500,000 (i) plus the aggregate amount of the Closing Cash, (ii) minus an amount equal to the Closing Indebtedness, and (iii) plus the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital Ceiling, or minus the amount, if any, by which the Closing Working Capital is less than the Target Working Capital Floor.

“Closing Working Capital” means (i) the accounts receivable, inventory, prepaid expenses and other current assets (excluding deferred Tax assets, cash, marketable securities and cash equivalents, other than customer advances and similar prepaid amounts which will be retained in the Company) of the Company as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the accounts payable, accrued expenses, accrued compensation, accrued Taxes and all other current liabilities of the Company as of immediately prior to the Closing, excluding for this purpose the items set forth on Schedule 1.2(a)(i) hereto, the Debt Amount, Sale Bonuses and Sellers’ Expenses paid pursuant to Section 1.2(c). The Closing Working Capital shall be determined by reference to the accounts that were used to determine the Target Working Capital, which was determined in accordance with United States generally accepted accounting principles (“GAAP”) as set forth on Schedule 1.2(a)(ii) hereto.

“Credit Facility” means that certain Loan Agreement by and among the Company and Community Bank, dated May 15, 2006, as amended and supplemented, which established a revolving credit line for the identified Borrowers from the identified Lenders.

“Debt Amount” means all outstanding principal, accrued interest, fees, expenses and other amounts owed by the Company immediately prior to the Closing in connection with the Credit Facility.

“Escrow Account” means the account established by the Escrow Agent to hold the Escrow Amount and any earnings thereon pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo, N.A.

“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit A attached hereto, to be entered into among the Buyer, the Representative and the Escrow Agent at the Closing.

“Escrow Amount” means the amount in the Escrow Account at the time of determination.

“Estimated Closing Purchase Price” means the Closing Purchase Price, determined using the estimate of the Closing Working Capital, the Closing Cash and the Closing Indebtedness set forth in the Estimated Closing Purchase Price Certificate.

“Retained Employee” means each of Mark Balderrama, Thomas Mendez and Stephen Williams.

“Retention Amount” means the following amounts for each of the following Retained Employees:

Mark Balderrama – $87,000

Thomas Mendez – $180,620

Stephen Williams – $36,000

“Retention Bonuses” means the amount to be paid pursuant to Section 5.14.

“Sale Bonuses” means the Retention Bonuses and all change of control, sale, and transaction bonuses, if any, payable to the employees of the Company in connection with or as a result of the transactions contemplated by this Agreement.

“Sellers’ Expenses” means the fees and expenses incurred by the Sellers and/or the Company in connection with the transactions contemplated by this Agreement including, without limitation, the fees and expenses of Houlihan Lokey Howard & Zukin Capital, Inc. and Paul, Hastings, Janofsky & Walker LLP, but specifically excluding any fees and expenses incurred by or for the benefit of the Buyer or any of its Affiliates.

“Target Working Capital” means $5,600,000.

“Target Working Capital Ceiling” means Target Working Capital plus $50,000.

“Target Working Capital Floor” means Target Working Capital minus $50,000.

(b)        Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Section,” “Article,” “Schedule,” “Exhibit,” or “Annex” is to the corresponding Section, Article, Schedule, Exhibit or Annex of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word “or” shall not be applied in its exclusive sense; (iv) “including” shall mean “including, without limitation”; (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect as of the date of this Agreement; (vi) references to “$” or “dollars” shall mean the lawful currency of the United States; (vii) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (viii) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (ix) references to “days” shall mean calendar days; references to “business days” shall mean any day other than Saturday, Sunday or any day on which commercial banks in Los Angeles, California are authorized to close; (x) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xi) days, business days and times of day shall be determined by reference to local time in Los Angeles, California; and (xii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.

(c)        At least two business days prior to the Closing, the Representative will furnish to the Buyer (i) a certificate (the “Estimated Closing Purchase Price Certificate”) setting forth an estimate of the Closing Working Capital, the Closing Cash and the Closing Indebtedness and a calculation of the Closing Purchase Price based thereon, and (ii) a payoff letter from each holder of such outstanding Closing Indebtedness (A) indicating the amount required to discharge such Closing Indebtedness at Closing and (B) if such Closing Indebtedness is secured by any liens, security interests, mortgages, restrictions or encumbrances (collectively, “Liens”), agreeing to release such Liens upon receipt of the payoff amount. The Estimated Closing Purchase Price Certificate shall be reasonably acceptable to the Buyer, and the Representative and the Buyer shall cooperate in good faith to resolve any disputes raised by the Buyer with respect to items set forth in the Estimated Closing Purchase Price Certificate and consider whether any modifications thereto are applicable prior to the Closing; provided that (i) if the Representative and the Buyer are unable to agree on the Estimated Closing Purchase Price Certificate notwithstanding such good faith efforts to resolve any such disputes prior to the Closing, then the estimate of the Closing Working Capital, the Closing Cash and the Closing Indebtedness reflected on the Estimated Closing Purchase Price Certificate, with any modifications agreed to by the Representative and the Buyer, shall be used in the calculation of the Estimated Closing Purchase Price payable pursuant to Section 1.2(d) and (ii) no actions taken by the Buyer pursuant to this Section 1.2(c) shall operate as a waiver of or otherwise affect or impair the Buyer’s ability to take any actions or assert any disagreement or other rights pursuant to Section 1.7.

(d)        At the Closing, the Buyer shall make the following payments in an amount, in the aggregate, equal to the Estimated Closing Purchase Price, by wire transfer of immediately available funds:

(i)        first, to the respective holders of the Closing Indebtedness, if any, the amounts specified in the payoff letters delivered by the Representative to the Buyer pursuant to Section 1.2(c)(ii) above;

(ii)        second, to such payees of the Sellers’ Expenses as directed in writing by the Representative prior to the Closing;

(iii)        third, to an account established by the Company (the “Payment Account”), an amount equal to the aggregate amount of Sale Bonuses (and following the Closing, the Company shall pay the Retention Bonuses in accordance with Section 5.14);

(iv)        fourth, to the Escrow Agent pursuant to the Escrow Agreement, an amount equal to $8,500,000 (the “Initial Escrow Amount”) to be held in the Escrow Account and disbursed in accordance with the terms of the Escrow Agreement; and

(v)        fifth, the remainder to or as directed by the Representative.

1.3        Cash Withdrawal.  Subject to the terms and conditions of this Agreement, including Section 5.2 hereof, between the date hereof, through and including the Closing Date, the Company shall have the right to distribute any portion of its cash and cash equivalents from time to time to the Sellers, other than such cash representing customer advance payments and other similar prepaid amounts which will be retained in Company accounts.

1.4        The Closing.  The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Paul, Hastings, Janofsky & Walker LLP, on (a) the day that is two (2) business days after the conditions set forth in Article 6 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived, or (b) such later date that is agreed to in writing by the Sellers and the Buyer (the “Closing Date”).

1.5        Deliveries at Closing by the Sellers and the Company.  At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 6.2, the Sellers and the Company will deliver or cause to be delivered the instruments, consents, certificates and other documents required of them by Section 6.1.

1.6        Deliveries at Closing by the Buyer.  At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 6.1, the Buyer will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 6.2.

1.7        Determination of Closing Purchase Price.

(a)        Within 120 days after the Closing Date, the Buyer will deliver to the Representative a certificate (the “Closing Purchase Price Certificate”) executed by the Buyer setting forth an itemized statement of the Closing Working Capital, the Closing Cash and the Closing Indebtedness and a calculation of the Closing Purchase Price.

(b)        If the Representative delivers written notice (the “Disputed Items Notice”) to the Buyer within thirty (30) days after receipt by the Representative of the Closing Purchase Price Certificate, stating that the Representative objects to any items in the Closing Purchase Price Certificate, specifying in reasonable detail the basis for such objection and setting forth the Representative’s proposed modification to the Closing Purchase Price, the Buyer and the Representative shall use their commercially reasonable efforts to resolve and finally determine and agree upon the Closing Purchase Price as promptly as practicable. The Disputed Items Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative shall be deemed to have agreed with (and the Independent Accountant, if any, shall be deemed to be bound by) all other items and amounts contained in the Closing Purchase Price Certificate delivered pursuant to Section 1.7(a).

(c)        If the Representative and the Buyer are unable to agree upon the Closing Purchase Price within thirty (30) days after delivery of the Disputed Items Notice, the Representative and the Buyer will select an accounting firm of nationally recognized standing, which shall in all cases be independent from the parties hereto (the “Independent Accountant”), to resolve the items set forth in the Disputed Items Notice (the “Disputed Items”). If the Buyer

and the Representative are unable to agree upon the selection of the Independent Accountant, either party may petition a court to select the Independent Accountant. The Independent Accountant will (i) resolve the Disputed Items and (ii) make a determination of the Closing Purchase Price using the calculations set forth in the Closing Purchase Price Certificate, as modified only by the Independent Accountant’s resolution of the Disputed Items. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Purchase Price Certificate and the calculation of the Closing Working Capital, Closing Cash and the Closing Indebtedness as to which the Representative has disagreed in the Disputed Items Notice and the Independent Accountant’s determination with respect to each disputed item shall not be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Closing Purchase Price Certificate or in the Disputed Items Notice. The determination of the Independent Accountant will be made within sixty (60) days after being selected. Such determination shall be final and binding upon the Buyer and the Sellers, shall be deemed a final arbitration award that is binding on the Buyer and the Sellers, and none of the Buyer or the Sellers may seek further recourse to courts or other tribunals with respect thereto, other than to enforce such determination. The fees and expenses of the Independent Accountant shall be allocated to the Buyer, on the one hand, and the Sellers, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountant.

(d)        If the Representative does not deliver the Disputed Item Notice to the Buyer within thirty (30) days after receipt by the Representative of the Closing Purchase Price Certificate, the Closing Purchase Price specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(e)        At such time as the Closing Purchase Price is finally determined, either (i) the Buyer shall pay the Representative (for payment to the Sellers) an aggregate amount equal to the excess, if any, of the Closing Purchase Price over the Estimated Closing Purchase Price or (ii) the Representative shall instruct the Escrow Agent to pay the Buyer from the Escrow Account an aggregate amount equal to the excess, if any, of the Estimated Closing Purchase Price over the Closing Purchase Price. Any payment pursuant to this Section 1.7(e) shall be made within five business days after the Closing Purchase Price has been determined by wire transfer by the Buyer or the Escrow Agent, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. Except as set forth in this Section 1.7, the Buyer shall have no right to make any claim against any Seller in respect of the determination of the Closing Purchase Price or the Closing Working Capital and, without limiting the generality of the foregoing, no adjustment to the Closing Purchase Price pursuant to this Section 1.7 shall be considered a breach of any representation, warranty or other provision of this Agreement.

(f)        The Sellers and their accountants, lawyers and other representatives will be given full access at all reasonable times to (and shall be allowed to make copies of) the relevant books and records of the Company and to any personnel of the Company reasonably requested by such persons, in each case in connection with the final determination of the Closing Purchase Price or any dispute relating thereto.

1.7.2        Withholding.  The Buyer shall be entitled to deduct and withhold from the Closing Purchase Price otherwise deliverable to the Sellers under this Agreement, and from any other payments to the Sellers otherwise required pursuant to this Agreement, any amounts the Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Sellers in respect of which such deduction and withholding was made.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

CONCERNING THE SELLERS

Each Seller hereby, severally and not jointly, represents and warrants to the Buyer that each of the statements contained in this Article 2, with respect to himself or herself, when read together with and qualified by the Disclosure Schedule delivered by the Sellers to the Buyer in connection with and prior to the execution of this Agreement (the “Disclosure Schedule”) is true and correct as of the date hereof.

2.1        Title.  Except as set forth on Schedule 2.1 of the Disclosure Schedule, such Seller owns, and has good title to, the Purchased Shares set forth opposite his or her name on Annex I attached hereto (the percentage of such Purchased Shares owned being his or her “Pro Rata Share”). At the Closing, such Seller will transfer his or her Purchased Shares to the Buyer free and clear of all Liens, other than restrictions under applicable securities laws. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own such Purchased Shares, free and clear of all Liens, other than restrictions imposed under applicable securities law.

2.2        Power and Authority.  Such Seller has the requisite capacity to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents to be executed and delivered by such Seller as contemplated hereby.

2.3        No-Conflict.  Except as set forth on Schedule 2.3 of the Disclosure Schedule, such Seller’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents to be executed and delivered by such Seller as contemplated hereby will not result in any material violation of, be in material conflict with or constitute a material default under any law, statute, regulation, rule, ordinance, contract, agreement or instrument, judgment, decree or order to which such Seller is a party or by which such Seller or his or her assets is bound.

2.4        Consents and Approvals.  Except for any applicable filings under the HSR Act or as set forth on Schedule 2.4 of the Disclosure Schedule, no consent, order, approval, authorization, declaration or filing from or with any governmental authority or third party is required on the part of such Seller to permit such Seller to fulfill all of such Seller’s obligations under this Agreement and the other agreements, instruments and documents of such Seller contemplated hereby.

2.5        Validity and Enforceability.  Assuming the valid execution and delivery by the other parties hereto and thereto, this Agreement is, and each of the other agreements, instruments and documents to be executed and delivered by such Seller as contemplated hereby will be when executed and delivered by such Seller, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

The Company represents and warrants to the Buyer that each of the statements contained in this Article 3 when read together with and qualified by the Disclosure Schedule is true and correct as of the date hereof.

3.1        Organization, Power and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is conducted on the date hereof. The copies of the articles of incorporation and by-laws of the Company, each as amended through the date hereof (the “Company Charter Documents”), that have been made available to the Buyer by the Company are complete and correct copies thereof.

3.2        Power and Authority.  The Company has the corporate power and authority and has taken all required corporate action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents to be executed and delivered by the Company as contemplated hereby.

3.3        Validity and Enforceability.  Assuming the valid execution and delivery by the other parties hereto and thereto, this Agreement is, and each of the other agreements, instruments and documents to be executed and delivered by the Company as contemplated hereby will be when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

3.4        Subsidiaries.  The Company has no subsidiaries and does not own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization.

3.5        Foreign Qualifications.  Schedule 3.5 of the Disclosure Schedule sets forth a complete and accurate list of all jurisdictions in which the Company is qualified to do business as a foreign entity. There are no other jurisdictions in which the Company is required to qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not have a Company Material Adverse Effect.

As used herein, the term “Company Material Adverse Effect” shall mean any event, circumstance, or condition which has had or reasonably could be expected to have, a material adverse effect on the assets, liabilities, properties, results of operations or financial condition of the Company, taken as a whole; provided, however, that in no event shall any of the following be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change in any Legal Requirement or GAAP; (b) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack), so long as the Company is not disproportionately affected thereby; (c) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement or attributable to the fact that the Buyer or any of its Affiliates are the prospective owners of the Company; (d) any event, condition or other matter described on the Disclosure Schedule that has not materially changed since the date of such disclosure; or (e) any change resulting from the compliance by the Company with the terms of, or the taking of any action by the Company contemplated or permitted by, this Agreement.

3.6        Capitalization.  Schedule 3.6 of the Disclosure Schedule sets forth a complete and accurate list of all outstanding shares of capital stock of the Company and the record holders thereof. Such shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue shares of its capital stock or other equity securities. Except as set forth on Schedule 3.6 of the Disclosure Schedule, there are no agreements, written or oral, to which the Company is a party relating to the acquisition, disposition, voting or registration under applicable securities laws of any equity security of the Company. Except as set forth on Schedule 3.6 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to the Company.

3.7        Financial Statements.  (a) The Sellers have delivered to the Buyer (i) an audited balance sheet of the Company as of each of December 31, 2006 and 2007, and audited statements of income, stockholders’ equity and cash flows for the fiscal years then ended, and (ii) an unaudited balance sheet of the Company (the “Balance Sheet”) as of June 30, 2008 (the “Balance Sheet Date”) and an unaudited statement of income for the six-month period then ended. Such financial statements and the notes thereto, if any, fairly present, in all material respects, the financial condition of the Company for the periods then ended, and were prepared in accordance with the books and records of the Company in conformity with GAAP (except as set forth on Schedule 3.7(a) of the Disclosure Schedule or in the case of unaudited financial statements for the omission of footnotes and subject to year-end adjustments).

(b)        Except as set forth on Schedule 3.7(b) of the Disclosure Schedule, each accrual reflected on the Balance Sheet is adequate to meet the liability underlying such accrual and the reserve provided for doubtful accounts reflected on the Balance Sheet is adequate given the Company’s history and current knowledge of the account.

(c)        The Company has no liabilities, contingent or otherwise that are not reflected on the Balance Sheet, including the notes thereto, other than liabilities arising in the ordinary course of business, liabilities incurred in connection with the transactions contemplated hereby and liabilities which are not material to the Company. Except as reflected on the Balance Sheet and Schedule 3.7(c)(i) of the Disclosure Schedule, the Company has no indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements relating to the Company’s assets or business. Except as set forth in Schedule 3.7(c)(ii) of the Disclosure Schedule, the Company is not a guarantor or otherwise liable for any liability or obligation or any other person for any matter which relates to or affects the Company or its assets or business.

(d)        All accounts receivable of the Company reflected in the Balance Sheet or existing as of the Closing Date, are bona fide accounts receivables and are or will be valid and enforceable against the account debtor, subject to the allowance for doubtful accounts set forth on the Balance Sheet or in the books and records of the Company, as the case may be.

(e)        All inventories of finished products consist of items of a quality and quantity that are saleable in the ordinary course of business as currently conducted by the Company, and all inventories of raw materials, work in process, supplies, parts and packaging and labeling materials consist of items of a quality and quantity that are useable in the ordinary course of business as currently conducted by the Company. To the knowledge of the Company, there is no adverse condition affecting the quality or supply of raw materials, intermediates, supplies, parts and other materials available to the Company that are necessary to manufacture, package or label its products.

3.8        Absence of Certain Changes.  Since the Balance Sheet Date, except as set forth on Schedule 3.8 of the Disclosure Schedule and except for transactions contemplated by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course, (b) no Lien has been placed upon any of the Company’s assets, other than Permitted Liens, (c) the Company has not acquired or disposed of any material assets, except in the ordinary course of business, (d) there has been no material damage, destruction or casualty loss (other than those covered by insurance the proceeds of which will be used to replace or repair the subject assets prior to Closing) with respect to any of the assets or properties of the Company, (e) the Company has not cancelled, compromised or waived any material right or claim, (f) the Company has not accelerated, terminated, modified or cancelled any material agreement, contract, lease or license related to the Company’s business, and (g) to the Company’s knowledge, there has been no event or circumstance relating specifically to the Company that has caused or could reasonably be expected to cause a Company Material Adverse Effect.

3.9        Taxes.

(a)        The representations and warranties set forth in this Section 3.9 are subject in all respects to the qualifications and disclosures set forth on Schedule 3.9 of the Disclosure Schedule.

(b)        For purposes of this Agreement, the following definitions shall apply:

(i)        “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of a Straddle Period ending on and including the Closing Date.

(ii)        “Pre-Closing Taxes” means any and all Taxes of the Company that are attributable to a Pre-Closing Tax Period, relate to an event or transaction occurring on or before the Closing Date, or arise out of or result from the transactions contemplated by this Agreement (including any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto).

(iii)        “Straddle Period” means a Tax period that includes, but does not end on, the Closing Date

(iv)        “Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including, without limitation, (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, unitary or similar group; or (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(v)        “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.

(c)        The Company has made a valid election, effective as of May 1, 1988 to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code and under any corresponding state or local tax provision. For federal and applicable state and local income Tax purposes, the Company has properly qualified as an S corporation since the effective date of its election through the date of this Agreement, and will properly qualify as an S corporation through and until the Closing Date in all applicable jurisdictions in which it is subject to Tax. Since the effective date of its election, the Company has not been subject to income Tax as a C corporation within the meaning of Section 1361(a) of the Code (or comparable provision of state or local law).

(d)        The Company will not be obligated to pay Tax under Section 1374 of the Code (or comparable provision of state or local law) in connection with the transactions contemplated by this Agreement. The Company has not, in the past 10 years acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(e)        The Company has made available to the Buyer true and correct copies of the Tax Returns of the Company for the 2005, 2006 and 2007 taxable years.

(f)        Except as set forth on Schedule 3.9(f) of the Disclosure Schedule, the Company has duly and timely filed all Tax Returns that were required to be filed by it and all such Tax Returns are true, correct and complete in all material respects. The Company has paid when due all Taxes required to be paid by it (whether or not shown or required to be shown to be due on any Tax Return). The Company does not have any currently effective agreement or waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities. No power of attorney has been granted by the Company with respect to any Tax matter which is currently in force. There are no unpaid assessments against the Company of any Taxes for any fiscal period or pending or, to the knowledge of the Company, threatened tax examinations or audits by any foreign, federal, state or local taxing authority. No governmental authority has given notice to the Company of any intention to assert any deficiency or claim for additional Taxes against the Company. All Taxes that the Company is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper governmental entity. There are no Tax Liens pending or, to the knowledge of the Company, threatened against the Company or its assets or property, other than Permitted Liens.

(g)        The Company is not now, nor has it previously been, a member of an affiliated group filing a consolidated, combined, unitary or similar Tax Return. The Company has no liability for Taxes of any Person (other than itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h)        No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i)        No withholding is required under Section 1445 of the Code in connection with the consummation of the transactions contemplated by this Agreement.

(j)        The Company is not now, nor has it previously been, a party to a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(k)        The Company has not distributed stock of another Person nor has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 354, 355 or 361 of the Code.

(l)        Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company since January 1, 2005 has been operated since that date in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other Internal Revenue Service guidance issued with respect thereto, to the extent applicable to such plan. No deferred compensation plan existing prior to January 1, 2005, which would otherwise not be subject to Section 409A of the Code, has been “materially modified” at any time after October 3, 2004.

3.10        Personal Property.  The Company has valid title to or a valid leasehold, license or other similar interest in all tangible personal property, free and clear of all Liens, except for Permitted Liens, used by the Company in its business, except for any tangible personal property disposed of in the ordinary course of the business after the date hereof. The equipment and other tangible operating assets of the Company, taken as a whole, are in adequate condition to conduct the business of the Company as the same is conducted on the date hereof, normal wear and tear excepted.

As used herein, “Permitted Liens” means (a) such imperfections of title, easements, encumbrances, liens or restrictions which (i) are of record and (ii) do not materially impair the current use of the Company’s assets, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’, and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens for amounts which are not yet due and payable, (c) Liens for Taxes not yet due and payable, or being contested in good faith, (d) purchase money Liens incurred in the ordinary course of business, (e) Liens created as a result of any action taken by or through the Buyer or any of its Affiliates, or (f) Liens securing the Debt Amount which will be removed at the Closing assuming compliance by Buyer with its obligations hereunder.

3.11        Real Property.

(a)        The Company does not own any real property.

(b)        Schedule 3.11 of the Disclosure Schedule describes each interest in real property leased by the Company, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased. The Company enjoys peaceful and quiet possession of its leased premises and has not received any written notice from any landlord asserting the existence of a default under any such lease or been informed in writing that the lessor under any such lease has taken action or, to the knowledge of Company, threatened to terminate the lease before the expiration date specified in the lease. Except as set forth on Schedule 3.11 of the Disclosure Schedule, each lease of real property is valid and binding against the Company and, to the knowledge of the Company, against the counterparty thereto, and is in full force and effect, and has not been amended from the version provided to the Buyer. No security deposit or portion thereof deposited with respect to any real property lease has been applied with respect of a breach of default under such lease which has not been redeposited in full. Except as set forth on Schedule 3.11 of the Disclosure Schedule, the Company has not subleased, licensed or otherwise granted to any person or entity the right to use or occupy any of the leased real property or any portion thereof. Except as shown on

Schedule 3.11 of the Disclosure Schedule, the transactions contemplated by this Agreement will not be the basis for any lessor to terminate its lease prior to the expiration date of the lease.

3.12        Intellectual Property.

(a)        As used herein “Intellectual Property” means all (i) patents, provisional patents, patent applications, continuations, continuations in part, extensions and patent disclosures, (ii) trademarks and service marks (registered and unregistered), and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith (iii) trade dress, trade names and corporate names (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), and (vii) Uniform Resource Locators (a.k.a. “URLs” or “domain names”). As used herein “Company Intellectual Property” means Intellectual Property owned by the Company.

(b)        Schedule 3.12(b) of the Disclosure Schedule contains a list of all Company Intellectual Property included in clauses (i), (ii) and (vii) of the definition of Intellectual Property, and all Company Intellectual Property included in clause (iv) thereof that is material to the conduct of the business as currently conducted. The Company has paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Company Intellectual Property.

(c)        Schedule 3.12(c) of the Disclosure Schedule contains a list of all Intellectual Property licensed to the Company by any third party that is used in the Company’s business, excluding “off-the-shelf” or “shrink wrap” products licensed to the Company which are licensed in the ordinary course of business and as to which the Company has adequate site, user or other applicable licenses.

(d)        Schedule 3.12(d) of the Disclosure Schedule also contains a description of all licenses granted by the Company to any third party with respect to any Company Intellectual Property material to the Company’s business as currently conducted.

(e)        Except as set forth on Schedule 3.12 of the Disclosure Schedule, (i) to the Company’s knowledge, the Company is not infringing or otherwise violating any Intellectual Property of any other Person and it is in material compliance with the terms of any license related to Intellectual Property licensed to the Company and (ii) to the Company’s knowledge, no third party is infringing on any Company Intellectual Property.

(f)        The Company has taken reasonable steps to protect its rights in, and (to the extent confidential) the confidentiality of, (i) the Company Intellectual Property and (ii) any Intellectual Property provided by any other Person to the Company, each material to the Company’s business as currently conducted.

3.13        Material Contracts.  Set forth on Schedule 3.13 of the Disclosure Schedule is a list of all Material Contracts of the Company, showing the parties thereto. Each Material Contract is in full force and effect and the Company, and, to the knowledge of the Company, each other party thereto has performed all material obligations required to be performed by them thereunder. The Company is not in default under any material provision of any Material Contract. To the knowledge of the Company, no third party is in default under any material provision of any Material Contract.

As used herein, the term “Material Contract” shall mean each written contract or agreement to which the Company is a party involving (i) aggregate consideration payable to or by the Company of $100,000 other than those contracts or agreements which will be terminated at or prior to the Closing or are terminable by notice of not more than thirty (30) days without material liability to the Company), (ii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise relating directly or indirectly to the Company, its current or historic business which contain any obligation of the Company which will continue after the Closing, (iii) any mortgages, indentures, loans, security agreements or other instruments relating to the borrowing of money by the Company or under which any party has imposed or may, with notice or the lapse of time impose, a lien on any of the Company’s assets, (iv) any distribution, joint marketing, development, partnership or joint venture agreement of the business of the Company, (v) any employment, severance, bonus, noncompetition or nonsolicitation agreement with any employee of the Company, (vi) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business or to compete with any person, (vii) any agreement that provides for the payment or receipt by the Company of an ongoing license fee or royalty payment in excess of $100,000, (viii) any agreement or lease under which the Company is a lessee of or holds or operates any personal property owned by any other party that is used in the Company’s business, (ix) any agreement involving a commitment to make capital expenditures in excess of $100,000, or (x) any agreement related to hazardous waste disposal, solid waste disposal, waste water management, investigation of environmental matters, environmental remediation or any other material environmental obligation, liability or agreement.

3.14        Litigation.  Except as disclosed on Schedule 3.14 of the Disclosure Schedule, there is no action, arbitration, litigation, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company.

3.15        No-Conflict; Required Consents and Approvals.  Except as set forth on Schedule 3.15 of the Disclosure Schedule and except for applicable filings under the HSR Act, the Company’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby will not result in any material violation of, be in material conflict with or constitute a material default under the Company Charter Documents, any Material Contract, any Authorization or any Legal Requirement. Except as set forth on Schedule 3.15 of the Disclosure Schedule and except for applicable filings and approvals under the HSR Act, no material consent, order, approval, authorization, declaration or filing with or from any governmental authority or any party to a Material Contract is required on the part of the Company for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company.

3.16        Licenses and Permits.  Schedule 3.16 of the Disclosure Schedule sets forth a list of all licenses, permits and authorizations of governmental authorities held by the Company which are material to the business of the Company as it is currently conducted (except for licenses, permits and authorizations relating to Environmental Laws, as to which Section 3.22 only applies) (collectively, the “Authorizations”). The Authorizations are in full force and effect. The Company is in material compliance with the Authorizations. To the knowledge of the Company, no governmental authority has threatened the amendment, suspension or cancellation of any Authorization, except where such threatened suspension or cancellation relates to such items of noncompliance that the Company had previously remedied or will remedy within the applicable cure periods.

3.17        Compliance with Laws.  The Company is in material compliance with all Legal Requirements (except as to Taxes, as to which Section 3.9 only applies, to Benefit Plans, as to which Section 3.19 only applies, and to Environmental Laws, as to which Section 3.22 only applies). As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state, and local statutes, laws, ordinances, judgments, decrees, and orders and all governmental rules and regulations applicable to such Person.

3.18        Employees and Compensation.  Schedule 3.18 of the Disclosure Schedule sets forth (i) a true and correct list of the name and current annual salary of each officer or employee of the Company whose annual base salary exceeds $75,000 and (ii) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by the Company to each such officer or employee for the most recent fiscal year. Except as contemplated by Section 6.1(i), to the Company’s knowledge no employee identified on Schedule 3.18 has any present intention to terminate his or her employment with the Company within the next 12 months or is bound by any confidentiality agreement, non-competition agreement or other contract that may reasonably be expected to have an adverse effect on such employee’s participation in the Company’s business. The Company has complied in all material respects with all provisions of all Legal Requirements relating to employment and employment practices, terms and condition of employment, wage and hours and similar matters.

3.19        Benefit Plans.

(a)        Schedule 3.19(a) of the Disclosure Schedule sets forth all material employee benefit plans, programs, policies, practices, agreements and arrangements (including, but not limited to, all plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained or contributed to by the Company for the benefit of any of its current or former officers, employees, directors or independent contractors, or with respect to which the Company has (or reasonably could be expected to have) any obligation or liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code, or Section 4001 of ERISA) (each, a “Benefit Plan” and collectively, the “Benefit Plans”). Except as disclosed on Schedule 3.19 of the Disclosure Schedule, there has been no amendment or announcement (written or oral) by the Company relating to a change in participation or coverage under, any Benefit Plan that could reasonably be expected to materially increase the expense of maintaining such Benefit Plan above the level of expense incurred with respect thereto for the most recent fiscal year included in the financial statements provided pursuant to Section 3.7. Each Benefit Plan can be terminated by the Company at any time without material liability or expense (other than for any benefits accrued thereunder at the time of such termination). None of the rights of the Company under any Benefit Plan will be impaired in any way by the consummation of the transactions contemplated by this Agreement.

(b)        With respect to each Benefit Plan, the Company has made available to the Buyer (to the extent applicable to such Benefit Plan) true and complete copies of: (i) all documents embodying such Benefit Plan (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of such Benefit Plan; (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Benefit Plan; (iv) all contracts and agreements (and any amendments thereto) relating to such Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (v) the most recent determination letter issued by the Internal Revenue Service (the “IRS”) with respect to such Benefit Plan; (vii) all written communications to employees or beneficiaries, generally (A) in which the provisions of such Benefit Plan, as set forth or described therein, differ materially from such provisions as set forth or described in the other information or materials furnished under this subsection (b), or (B) relating to the amendment, creation or termination of such Benefit Plan, or to an increase or decrease in benefits, acceleration of payments or vesting or any other event with respect to such Benefit Plan that could result in a material liability to the Company; (viii) all material correspondence to or from any governmental entity or agency relating to such Benefit Plan sent or received in the past three (3) years; and (ix) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Benefit Plan for the three most recently completed plan years.

(c)        Except as set forth on Schedule 3.19 of the Disclosure Schedule, with respect to each Benefit Plan: (i) such Benefit Plan is, and at all times since inception has been, maintained, operated, administered and funded in accordance with its terms and all Legal Requirements in all material respects; (ii) the Company and each other Person (including, without limitation, all fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations under or with respect to such Benefit Plan; (iii) all returns, reports, notices, statements and other disclosures relating to such Benefit Plan required to be filed with any governmental authority or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner; (iv) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Balance Sheet; (v) no breach of fiduciary duty has occurred with respect to any Benefit Plan(vi) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 or 407 of ERISA) has occurred with respect to such Benefit Plan; and (vii) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Legal

Requirement or pursuant to any indemnification or similar agreement, with respect to such Benefit Plan.

(d)        Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust and group annuity contract related thereto is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Benefit Plan’s qualified status under the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA” and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype plan or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Company’s knowledge, nothing has occurred, or is reasonably expected by the Company or any Seller to occur, that could adversely affect the qualification or exemption of any such Benefit Plan or any trust or group annuity contract related thereto. The Company has been informed by the relevant third party administrators that no such Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.

(e)        The Company is not, and has not within the past six (6) years been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

(f)        The Company does not sponsor, maintain or contribute to, and has not previously sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code, (b) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (c) an employee benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (d) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(g)        Neither the Company nor any Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) life insurance, medical benefits or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, director, agent or independent contractor of the Company after his or her retirement or other termination of service for any reason, except to the extent required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code.

(h)        There are no lawsuits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Benefit Plan, nor, to the Company’s knowledge is there a basis for any such lawsuit or claim. The Company has not been notified that any Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor or any other government authority.

(i)        Schedule 3.19 of the Disclosure Schedule sets forth a complete and accurate list of all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) sponsored or maintained by the Company (or to which the Company is (or was) a party), and in which any of their current or former officers, employees, agents, directors or independent contractors participated at any time since January 1, 2005. Each such plan has been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including, without limitation, IRS Notice 2005-1, the proposed Treasury regulations issued on September 29, 2005, and the final Treasury regulations issued on April 10, 2007), to the extent applicable to such plan. No such plan has been “materially modified” (within the meaning of IRS Notice 2005-1 or Proposed Treasury Regulation Section 1.409A-6(a)(4)) at any time after October 3, 2004.

(j)        Except as set forth on Schedule 3.19 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting, under any Benefit Plan, (ii) increase the amount of compensation due to any individual or forgive any indebtedness owed by any individual, or (iii) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Seller or any Benefit Plan.

3.20        Insurance.  The Company is insured under the insurance policies listed on Schedule 3.20 of the Disclosure Schedule. The Company is in compliance in all material respects with the terms and provisions of such insurance policies. Except as disclosed on Schedule 3.20 of the Disclosure Schedule, as of the date hereof, there are no pending claims under any such insurance policy as to which the respective insurers have denied coverage, or provided the Company notice that a defense will be afforded with reservation of rights. The insurance policies maintained by the Company are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company in the jurisdiction in which the Company operates.

3.21        Brokers.  Except as set forth on Schedule 3.21 of the Disclosure Schedule, the Company has not engaged any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of the Company.

3.22        Compliance with Environmental Laws.  Each of the representations and warranties set forth in this Section 3.22 is subject in all respects to the further qualifications and disclosures set forth on Schedule 3.22 of the Disclosure Schedule.

(a)        For purposes of this Agreement, the following definitions shall apply:

(i)        “Environment” shall mean soil, surface waters, sediments, groundwaters, land, surface, subsurface strata, ambient air, fish, plant, wildlife, habitat and any other environmental medium or natural resources.

(ii)        “Environmental Claim” shall mean any litigation, proceeding, order, claim, demand, directive, summons, notice, cause of action, complaint or citation, relating to Environmental Laws or Hazardous Substances.

(iii)        “Environmental Laws” shall mean all foreign, federal, state and local statutes, regulations, rules and ordinances relating to pollution or the protection of the Environment, Hazardous Substances or the discharge of materials into the Environment.

(iv)        “Hazardous Substances” shall mean any substance which is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and including, without limitation, which contains polychlorinated biphenyl, asbestos, or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

(b)        The operations of the Company have at all times been and are in material compliance with all applicable Environmental Laws.

(c)        The Company has at all times possessed and currently possesses all material permits, licenses and authorizations required under applicable Environmental Laws, and the operations of the Company have at all times been and are in material compliance with the terms and conditions of such required permits, licenses and authorizations.

(d)        There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company.

(e)        The Company’s operations have not resulted in a spill or release of Hazardous Substances into the Environment that would be reasonably likely to give rise to remediation costs in excess of $100,000. Except as set forth on Schedule 3.22(e), the Company has no knowledge of any spills or releases of Hazardous Substances at, from, onto or under any real property leased or operated by the Company.

(f)        None of the following exists at any property or facility owned or operated by the Company: (i) underground storage tanks; (ii) friable asbestos-containing materials; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or hazardous waste disposal areas.

(g)        The Company has not either expressly or by operation of law, assumed or undertaken any liability, including without limitation any material obligation for corrective or remedial action, of any other Person related to any Environmental Laws.

(h)        The Company has provided Buyer with complete and accurate copies of all environmental assessments and reports in its possession that relate to the operations of the Company or any real property leased by the Company.

3.23        Affiliate Transactions.  Except for employment relationships and the payment of compensation and benefits in the ordinary course of business or as disclosed on Schedule 3.23 of the Disclosure Schedule, the Company is not a party to any Material Contract or other arrangement with any stockholder, officer, director or Affiliate of the Company. As used herein, the term “Affiliate” shall have the meaning given to it under Rule 405 promulgated under the Securities Act of 1933, as amended.

3.24        Customers and Suppliers.  To the knowledge of the Company no Major Customer or Major Supplier has notified the Company that it intends to terminate or modify its relationship with the Company. Except as set forth on Schedule 3.24 of the Disclosure Schedule, no Major Customer or Major Supplier of the Company has during the last twelve months materially decreased or limited, or threatened to materially decrease or limit, its purchase of the Company’s products, or its supply of materials or services to the Company, as the case may be. Schedule 3.24 of the Disclosure Schedule lists the ten largest customers of the Company by sales during the period from January 1, 2006 through June 30, 2008 (each a “Major Customer”). Schedule 3.24 of the Disclosure Schedule also lists the ten largest suppliers of the Company by expenses of the Company for materials or services purchased during the period from January 1, 2006 through June 30, 2008 (each a “Major Supplier”).

3.25        Absence of Questionable Payments.  None of the Company or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company has used, any of the Company’s funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to any government official or other person. None of the Company or, to the knowledge of the Company, any officer, director, agent, employee other person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts, or expenditures in connection with the operation of the Company’s business.

3.26        Product Warranties; Defects; Liabilities.  Each product manufactured, sold, licensed, leased or delivered by the Company has been in material conformity with all applicable contractual commitments and all expressed and implied warranties. The Company does not have any material liability (and to the knowledge of the Company, as of the date of this Agreement, there is no current reasonable basis for any present action, suit, proceeding, hearing, investigation, charge, complaint or claim against the Company relating to any product giving rise to any material liability) for replacement or repair thereof or any damages in connection therewith. No product manufactured, sold, licensed, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law or to any current recall whether initiated due to the action of any governmental authority, private party or otherwise.

3.27        Government Contracts.  The Company is not now, nor has it previously been, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government or any foreign government, nor to the knowledge of the Company has such a suspension or debarment been threatened or action for suspension or debarment been commenced. The Company has not been nor is it currently being audited, except in the ordinary course of business or as is customary in the industry or as provided by the Federal

Acquisition Regulations or, to the knowledge of the Company, investigated by any agency of the United States government or any foreign government nor to the knowledge of the Company has such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for the Company’s suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government or any foreign government and, to the knowledge of the Company, there is no valid basis for a claim pursuant to an audit or investigation by any agency of the United States government or any foreign government, or any prime contractor with any such governmental authority. The Company has not had a contract or subcontract terminated for default by the Company by any agency of the United States government or any foreign government. The Company does not have any outstanding agreements, contracts or commitments that require it to obtain or maintain a government security clearance.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers and the Company that each of the statements contained in this Article 4 is true and correct as of the date hereof.

4.1        Organization, Power and Standing.  The Buyer is a Delaware duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as such business is conducted on the date hereof.

4.2        Power and Authority; No-Conflict.  The Buyer has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents to be executed and delivered by the Buyer as contemplated hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-law, organizational document, Legal Requirement, contract, agreement or instrument to which the Buyer is a party or by which the Buyer or its assets are bound.

4.3        Consents and Approvals.  Except for any applicable filings under the HSR Act, no consent, order, approval, authorization, declaration or filing from or with any governmental authority or third party is required on the part of the Buyer for or in connection with the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by the Buyer and the consummation by the Buyer of any of the transactions contemplated herein or therein.

4.4        Validity and Enforceability.  Assuming the valid execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other agreement, instrument and document of the Buyer contemplated hereby will be when executed and delivered by the Buyer, the valid and legally binding obligation of the Buyer, enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

4.5        Brokers.  The Buyer has not engaged any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

4.6        Investment Representations.

(a)        The Buyer is acquiring the Purchased Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Purchased Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), any rule or regulation under the Securities Act, or any state securities laws.

(b)        The Buyer has had such opportunity as it has deemed adequate to obtain from management of the Company such information about the business and affairs of the Company as is necessary to permit the Buyer to evaluate the merits and risks of its investment in the Company.

(c)        The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Purchased Shares and to make an informed investment decision with respect to such purchase.

(d)        The Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

(e)        The Buyer understands that the Purchased Shares have not been registered under the Securities Act or any other securities laws and are therefore “restricted securities” within the meaning of Rule 144 under the Securities Act, and the Purchased Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable securities laws, or an exemption from registration is then available.

4.7        Financial Ability.  The Buyer has, and will have at the Closing, the financial capability to consummate the transactions contemplated by this Agreement, and the Buyer understands that under the terms of this Agreement the Buyer’s obligations hereunder are not in any way contingent or otherwise subject to (a) the Buyer’s consummation of any financing arrangements or the Buyer’s obtaining any financing or (b) the availability of any financing to the Buyer.

4.8        No Other Agreements.  Except for the agreements expressly contemplated hereby, neither the Buyer nor any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company in respect of the transactions contemplated hereby.

4.9        No Other Representations or Warranties of the Sellers or the Company.  The Buyer has been provided access and an opportunity to review information in respect of the business of the Company requested by the Buyer. In entering into this Agreement, Buyer is exclusively relying on the representations and warranties made by each Seller to the Buyer expressly set forth in Article 2 of this Agreement (as modified by the Disclosure Schedule), the representations and warranties made by the Company to the Buyer expressly set forth in

Article 3 of this Agreement (as modified by the Disclosure Schedule) and the covenants and agreements set forth in this Agreement.

ARTICLE 5

COVENANTS

5.1        Access to Information; Confidentiality.

(a)        If reasonably requested by the Buyer, the Sellers and the Company shall permit the Buyer and its counsel, accountants and other representatives access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the properties, books and records of the Company. Any such access shall be managed by and conducted through those representatives of the Company identified by the Company, and shall be subject to such additional limitations as the Company may reasonably require to prevent disclosure of the transactions contemplated hereby, the disruption of the business of the Company and/or the disclosure of any confidential or legally privileged information. While it is contemplated that Buyer will contact the Company’s material customers and suppliers as part of its confirmatory due diligence investigation, neither the Buyer nor any of its Affiliates or representatives shall, directly or indirectly, contact any customer, dealer, distributor, vendor, supplier or service provider of the Company concerning the Company or the transactions contemplated by this Agreement without first obtaining the Company’s written consent.

(b)        The confidentiality agreement between the Company (or its financial advisor) and the Buyer or an Affiliate of the Buyer dated June 18, 2008 (the “Confidential Agreement”) shall remain in full force and effect and shall be applicable to the Buyer and its Affiliates and representatives.

5.2        Conduct of Business.  Between the date of this Agreement and the Closing or earlier termination of this Agreement, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) and except as set forth on Schedule 5.2 of the Disclosure Schedule, as otherwise contemplated by this Agreement or as required by any Legal Requirement:

(a)        Required Actions.  The Company shall:

(i)        maintain its legal existence;

(ii)        conduct its business only in the ordinary course; and

(iii)        use reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(b)        Prohibited Actions.  The Company shall not do any of the following:

(i)        effect any material change to the Company Charter Documents;

(ii)        acquire or dispose of any material properties or assets, except in the ordinary course of business;

(iii)        incur any indebtedness for borrowed money, other than in the ordinary course of business;

(iv)        subject any of its properties or assets to any Lien, other than Permitted Liens;

(v)        make any non-cash dividend or distribution on its shares of stock;

(vi)        modify or amend in any material respect or cancel or terminate any Material Contract, other than in the ordinary course of business;

(vii)        make any material change in its Tax or accounting practices, other than any change required by applicable law or GAAP;

(viii)        make any material change to any Tax election or Tax Return, other than any change required by law;

(ix)        acquire any business, whether by merger or consolidation, purchase of substantial assets or equity interests or any other manner;

(x)        make any material increase in the cash compensation of any employee, other than salary increases and other changes in compensation in the ordinary course of business and any payments (including Sale Bonuses) to employees from the Closing Purchase Price;

(xi)        make any material change to any of the Benefit Plans, except to the extent required by the terms of such Benefit Plan or applicable law; or

(xii)        commit to do any of the foregoing.

5.3        Exclusivity.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, neither the Company nor any of the Sellers will, directly or indirectly, solicit any competing offers for the acquisition of the Company, or the sale of all or substantially all of the assets or business of the Company, or negotiate with respect to any unsolicited offer or indication of interest with respect to any such acquisition or sale.

5.4        Consents and Approvals.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties shall cooperate and use all reasonable efforts to obtain all third party, governmental and regulatory consents, approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by any Legal Requirement or Material Contract.

5.5        HSR Act Filings.  To the extent required in connection with the transactions contemplated by this Agreement, within five (5) business days following the date of execution of this Agreement the parties shall promptly make or cause to be made any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

5.6        Reasonable Efforts.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use reasonable efforts to satisfy the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby.

5.7        Tax Matters.

(a)        Tax Indemnification.  Each Seller, severally and not jointly, agrees to indemnify the Buyer and hold it harmless against and in respect of (i) any and all Pre-Closing Taxes and related Losses; and (ii) any and all Taxes and related Losses incurred by the Buyer or the Company that arise or result from the failure of the Company or the Sellers to perform any of their covenants or agreements contained in this Section 5.7, in each case, except to the extent such Taxes and related Losses were reflected on the statement of the Closing Working Capital and taken into account in the calculation of the Closing Purchase Price. Notwithstanding anything to the contrary in this Agreement, Seller’s indemnification obligations under this Section 5.7(a) shall not be subject to the limitations and conditions set forth in Section 7.2(b).

(b)        Tax Refunds.  After the Closing, all refunds received or receivable by the Buyer or the Company in respect of Taxes paid prior to the Closing or in respect of any Pre-Closing Tax Period shall be paid by the Buyer or the Company to each applicable Seller promptly upon receipt, except to the extent such refunds were reflected on the statement of the Closing Working Capital and taken into account in the calculation of the Closing Purchase Price. Neither the Buyer nor the Company shall amend the Tax Returns of the Company in respect of Taxes paid prior to the Closing or in respect of any Pre-Closing Tax Period in a manner which would increase the Sellers’ tax liability without the prior written consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned).

(c)        Tax Returns.

(i)        The Company shall prepare or cause to be prepared, and timely file, all Tax Returns required to be filed by the Company, the due date of which (taking account extensions) occurs on or before the Closing Date, and the Company shall pay all Taxes due with respect to any such Tax Returns. Prior to the due date for filing such Tax Returns, the Company shall make available to the Buyer a draft of such Tax Returns as the Company proposes to file. The Representative shall prepare of cause to be prepared all federal, state, local and foreign income and franchise Tax Returns of the Company for the Pre-Closing Tax Period required to be filed by the Company, the due date of which (taking account extensions) occurs after the Closing Date, and will make available to the Buyer drafts of such returns for its review and approval prior to filing (such approval not to be unreasonably withheld, delayed or conditioned). The Buyer shall prepare or cause to be prepared, and timely file, all other Tax Returns of the Company for the Pre-Closing Tax

Period. All Tax Returns of the Company for any Pre-Closing Tax Period shall be prepared in a manner consistent with the past practice of the Company, except as required by law.

(ii)        For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax attributable to the Pre-Closing Tax Period shall (A) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (B) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to equal to the amount which would be payable if the Pre-Closing Tax Period ended on the Closing Date.

(d)        Section 338(h)(10) Election.

(i)        The Sellers shall join with the Buyer in making an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign law) (the “Section 338 Elections”) with respect to the purchase and sale of the Purchased Shares. Sellers shall prepare and deliver at the Closing (or such other times as Buyer may request or as required by the Code in order to effectuate the Section 338 Elections) an executed Form 8023 (and any corresponding or similar forms under state, local or foreign law).

(ii)        The Buyer and the Sellers agree to cooperate fully with each other in the making of the Section 338 Elections. Except as provided in Section 5.7(d)(i) and Section 6.1(l), in connection with making the Section 338 Elections under applicable law, the Sellers shall prepare a complete set of forms and any additional data or materials (including any allocation of purchase price as required under the Code or regulations) required to be filed (the “Section 338 Forms”) for the Buyer’s review and approval at least 30 days prior to the due date for filing such forms, approval not to be unreasonably withheld. The Buyer and the Sellers shall file all Tax Returns in a manner consistent with the Section 338 Elections and the Section 338 Forms.

(iii)        The Sellers shall be responsible for and shall pay any and all Taxes attributable to the purchase and sale of the Purchased Shares and the making of the Section 338 Elections (including, without limitation, any Taxes imposed on the Company under Section 1374 of the Code, and any comparable provision under state, local or foreign law, or otherwise).

(iv)        Neither the Company nor the Sellers shall take or allow any action that could result in the inability of the Sellers and the Buyer to make valid Section 338 Elections.

(e)        Tax Audits.  The Buyer shall promptly notify the Representative in writing with respect of any matter which may give rise to a claim for indemnification against the Sellers pursuant to Section 5.7(a) (each, a “Tax Matter”) upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor; provided, however, that failure of the Buyer to give Sellers notice as provided herein will not relieve Sellers of their indemnification obligations hereunder, except to the extent that Sellers are prejudiced by the Buyer’s failure to give such prompt notice. The Representative shall have the right, as to any Tax Matter, if the Representative notifies the Buyer that he or she will defend such Tax Matter within ten (10) days after receipt of such notice and commences the defense of such Tax Matter and the Sellers agree that the Sellers are obligated to indemnify the Buyer with respect to the full amount in dispute in such Tax Matter, (i) to control, in whole or in part, any Tax audit, examination, contest or proceedings, (ii) to resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment, (iii) to consent to any extension or waiver of the limitations period applicable to any Tax Matter, (iv) to initiate any claim for refund of Taxes related to a Pre-Closing Tax Period, and (v) to amend any Tax Return related to a Pre-Closing Tax Period only upon a final settlement or a Tax Matter, in each case solely to the extent relating to Taxes attributable to a Pre-Closing Tax Period or Taxes otherwise attributable to a Tax Matter; provided, however, Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it can reasonably be expected to adversely affect the Tax liability of the Buyer or any affiliate thereof for any taxable period ending after the Closing Date without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), and provided further, the Buyer may participate in any such audit, examination, contest or proceedings with counsel of its choice at its own expense. In the event of a conflict between the provisions of this Section 5.7(e) and Section 7.4, the provisions of this Section 5.7(e) shall control.

(f)        Cooperation in Tax Matters.  Each party to this Agreement (a “Party,” or collectively, the “Parties”) shall provide the other Parties with such assistance as may be reasonably requested by such Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administration contest or proceedings relating to liability for Taxes, and shall provide the other Parties with any available records or information that may be relevant to such Tax Return, audit, examination, contest, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other Parties for reasonable out-of-pocket expenses incurred in providing such assistance.

(g)        S Election.  The Company and the Sellers shall not revoke the Company’s election to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding state or local tax provision), and shall not take or allow any action that could result in the termination of the Company’s status as a validly electing S corporation.

5.8        Directors’ and Officers’ Indemnification

(a)        In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any Person who is now, or has been at any time prior to the Closing, a director, officer, employee or Affiliate of the Company (the “Indemnified Persons”) is, or is threatened to be, made a party thereto based in whole or in part on the fact that such Person is or was a director, officer, employee or Affiliate of the Company, whether in any case asserted or arising before, on or after the Closing, the Company shall, to the fullest extent permitted by law, indemnify and hold harmless such Indemnified Person from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Person to the fullest extent permitted by law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of such Proceeding.

(b)        An Indemnified Person shall notify the Company of the existence of a Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Company under this Section 5.8 except to the extent such failure to notify actually prejudices the Company. The Company, at its expense, shall have the right to control the defense of the Proceeding with counsel selected by the Company and reasonably acceptable to the Indemnified Person. The Indemnified Person and the Company shall cooperate fully with each other in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Company without the Indemnified Person’s consent which consent will not be unreasonably withheld, delayed or conditioned, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified and which does not require the admission of liability. No settlement of a Proceeding may be made by an Indemnified Person without the consent of the Company, unless such consent is unreasonably withheld, delayed or conditioned.

(c)        The provisions of this Section 5.8 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person’s estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person’s estate, heirs and representatives may have under the Company Charter Documents, any Legal Requirements, any contract or otherwise.

(d)        The obligations of the Company under this Section 5.8 shall continue in full force and effect for a period commencing as of the Closing and ending as of the later of (i) the six (6) year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which an Indemnified Person may be entitled to indemnification under this Section 5.8; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 5.8 asserted or made within such period shall continue until the final disposition of such claim.

5.9        Books and Records.  From and after the Closing, the Buyer will cause the Company to maintain a reasonable records retention policy. After the Closing, the Sellers and their accountants, lawyers and other representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records and other information of the Company for the period prior to the Closing for the preparation of Tax Returns and the defense of litigation related to the Sellers’ ownership of the Company or otherwise related to Sellers’ obligation to provide indemnification pursuant to this Agreement. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.9 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

5.10        WARN Act.  Neither the Buyer nor the Company will, at any time prior to one hundred eighty (180) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar termination or reduction in force under any Legal Requirement including, without limitation, California Labor Code Section 1400 et. seq.

5.11        Noncompete.  Following the Closing Date, for a period of five (5) years (the “Restricted Period”), each of the Sellers covenants that it will not and will cause its Affiliates to not, directly or indirectly acquire, own, participate or engage in, or be employed by, an entity (other than the Company) anywhere in the United States that designs, manufactures, distributes or provides products or services related to fasteners and/or hydraulic, air, fuel, fluid, mechanical and electrical line management solutions used in the aerospace industry and custom molding for automotive, medical and consumer markets; provided, however, that, for purposes of this Section 5.11, ownership of securities having less than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.11 as long as the Seller owning such securities has no other connection or relationship with such competitor; and, provided further, that the employment of Douglas P. Stephen Jr. by Precision Tube Bending and any successor shall not be deemed to be in violation of this Section 5.11; provided that Precision Tube Bending continues to offer products and services substantially similar to those currently offered and that it does not expand its business to being directly competitive with the Company’s products and services. With respect to the Company’s executive, managerial, technical and sales personnel (“Key Employees”) and any of the Company’s customers and suppliers (such customers and suppliers, together with the Key Employees, being “Company Contacts”), each Seller covenants that such Seller will not directly or indirectly, without Buyer’s prior written consent, solicit or otherwise interfere with the relationship between the Company and any Company Contact during the Restricted Period for as long as such Company Contact maintains its relationship with the Company; provided, however, that if any Key Employee responds to a general solicitation to the public or other general advertising conducted by any Seller during the Restricted Period, such general solicitation or general advertising shall not be deemed to be a violation of this Section 5.11 provided that Seller does not hire such Key Employee during the Restricted Period. In addition, each of the Sellers agrees that, during the Restricted Period, it will not, without Buyer’s prior written consent, hire any Key Employee formerly employed by the Company within six months of the termination of such Key Employee’s relationship with the Company in substantially the same capacity as such terminated employee was employed by the Company.

5.12        Transition Period for AgFast Corporation.  For a period of sixty days after the Closing Date, Buyer hereby agrees, on the same terms and conditions as currently in effect, to continue: (a) to grant a license to AgFast Corporation to continue accessing and using the same office and warehouse space currently used by it and (b) providing to AgFast Corporation the same level of accounting and customer service support.

5.13        Inventory Repurchase Covenant.

(a)        Within 90 days of the first anniversary of the Closing Date, the Buyer may provide the Representative a written notice (the “Inventory Notice”) that identifies: (i) (A) any line of finished goods by SKU that existed as of the Closing Date for which the Company has had no sales in the year following the Closing Date; or (B) any type of component parts that comprise any finished goods for which the Company has either had no sales or for which no units of such component parts have been consumed in the creation of any finished goods in the year following the Closing Date (an “Unsold Inventory Line”); (ii) the number of units comprising one hundred percent of such Unsold Inventory Line held by the Company; and (iii) the standard cost per unit for such Unsold Inventory Line reflected in the books and records of the Company as of the Closing Date (the “Standard Cost”). In no event shall the Buyer be entitled to deliver an Inventory Notice to purchase less than one hundred percent of the units comprising the Unsold Inventory Line held by the Company. If Buyer elects to deliver an Inventory Notice to the Representative, the Representative will be granted reasonable access to the Company’s books and records to confirm the information contained in the Inventory Notice.

(b)        If the Representative does not object to the information contained in the Inventory Notice by providing written notice of objection within twenty (20) days of receipt, specifying in reasonable detail the amount and basis of their objection, each Seller will purchase from the Buyer its Pro Rata Share of, and the Buyer will deliver to the Representative, one hundred percent of the units comprising the Unsold Inventory Line held by the Company at a per unit price equal to the Standard Cost contained in the Inventory Notice.

(c)        If the Sellers dispute the information contained in the Inventory Notice, and the parties cannot resolve such dispute through good faith negotiations during the thirty (30) days following receipt of the dispute notice from the Representative, then either the Buyer or the Representative may present the dispute to the Independent Accountant in accordance with the procedures described in Section 1.7(c). In the event that the Independent Accountant determines that the Sellers must purchase an Unsold Inventory Line and the Standard Cost for such Unsold Inventory Line, each Seller will purchase from the Buyer its Pro Rata Share of, and the Buyer will deliver to the Representative, one hundred percent of the units comprising the Unsold Inventory Line held by the Company at a per unit price equal to the Standard Cost determined by the Independent Accountant.

(d)        In the event that the Sellers purchase an Unsold Inventory Line pursuant to this Section 5.13 and the Buyer subsequently wishes to repurchase any or all of the units in such Unsold Inventory Line, then the Representative shall be entitled to set the number of units to be sold and the purchase price for such units in its sole and absolute discretion.

5.14        Payment of Sales Bonuses.  Within seven days after the six-month anniversary of the Closing Date, the Buyer shall cause the Company to pay in cash, by check or by wire transfer of immediately available funds, the Retention Bonuses in the following manner:

(a)        In the event that a Retained Employee has been continuously employed by the Company through the six-month anniversary of the Closing Date, the Buyer shall cause the applicable Retention Amount to be paid from the Payment Account to such Retained Employee, net of any required payroll withholding obligations and, concurrently with such payment, the Buyer shall pay to the Representative for disbursement to the Sellers, 20% of each such Retention Amount paid to the Retained Employees. For the avoidance of doubt, any payment from the Payment Account to the Representative pursuant to Section 5.14(a) shall be deemed to be an adjustment to the Closing Purchase Price.

(b)        In the event that a Retained Employee has not been continuously employed by the Company through the six-month anniversary of the Closing Date, the Buyer shall cause such Retained Employee’s Retention Amount to be paid from the Payment Account to the Representative for disbursement to the Sellers. For the avoidance of doubt, any payment from the Payment Account to the Representative pursuant to Section 5.14(b) shall be deemed to be an adjustment to the Closing Purchase Price.

5.15        Waiver of Buy-Sell Arrangement.  Each of the Sellers and the Company hereby: (a) waive any rights or notice requirements under that certain NMC Group, Inc. Stockholders Buy-Sell Agreement executed and accepted as of January 1, 2001 by and among the Company, Thomas V. Stephen, Douglas P. Stephen, Jr., Michael J. Stephen, Susan M. Stephen-Ellersick, Robert M. Stephen, Lesley Stephen, Michelle Stephen, Jacqui Stephen, Michael Ellersick and Jennifer Stephen (the “Buy-Sell Agreement”) arising in connection with this Agreement, including, but not limited to, any rights to purchase the Purchased Shares of any other Seller and (b) agree that the Buy-Sell Agreement shall be terminated upon the consummation of the Closing.

ARTICLE 6

CONDITIONS TO CLOSING

6.1        Conditions Precedent to the Buyer’s Obligations.  The obligation of the Buyer to purchase the Purchased Shares and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)        Representations and Warranties True.  Each of the representations and warranties contained in Articles 2 and 3 shall be true and correct in all material respects (other than representations and warranties which are qualified by materiality which shall be true and correct in all respects) at and as of the Closing (except as a result of any event or circumstance contemplated, or any action or inaction required, by this Agreement or otherwise approved in writing by the Buyer, and except for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)        Covenants Performed.  Each Seller and the Company shall each have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by them on or before the Closing Date.

(c)        Compliance Certificate.  The Buyer shall have received a certificate signed by the Representative on behalf of each Seller and by the Company certifying as to the matters set forth in Sections 6.1(a) and (b) above.

(d)        No Injunction, Etc.  There shall not be any order of any court of competent jurisdiction or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(e)        HSR Act.  The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

(f)        Required Consents.  All of the approvals, consents and licenses listed on Schedule 6.1(f) of the Disclosure Schedule shall have been obtained.

(g)        Escrow Agreement.  The Sellers and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(h)        Share Certificates.  The Sellers shall have delivered original stock certificates representing the Purchased Shares, together with assignments separate from such certificates executed by the applicable Seller with respect to such Purchased Shares.

(i)        Resignations.  All officers and directors of the Company shall have delivered resignations from such positions to the Buyer.

(j)        Lease Amendment.  The Company shall have delivered a Lease Amendment to the Buyer with respect to the Company’s principal facility in substantially the form attached hereto as Exhibit B.

(k)        Royalty Agreement.  The Company shall have executed and delivered a royalty agreement substantially in the form of Exhibit C attached hereto (the “Royalty Agreement”).

(l)        Section 338 Elections.  The Sellers shall have delivered to the Buyer an executed Form 8023 (and any corresponding or similar forms under state, local or foreign law) in accordance with Section 5.7(d)(i).

(m)        FIRPTA Affidavit.  Each Seller shall have delivered to the Buyer a non-foreign affidavit, in form and substance reasonably satisfactory to the Buyer.

(n)        Related Party Indebtedness; Pay-off Letters.  The Buyer shall have received evidence reasonably acceptable to it that all loans, advances and other indebtedness owed to or payable by the Company with respect to any of the Sellers, MJS Fastening Systems, or any Affiliate, shareholder or director of the foregoing has been satisfied in full. The Buyer shall have received evidence that the Company has been released from its guaranty of its landlord’s mortgage. All indebtedness owed to the lender under the Credit Facility shall have been paid in full and all Liens evidencing such indebtedness shall have been released (or in each case provided for as contemplated by Section 1.2(c)(ii) and Section 1.2(d)(i).

(o)        Funds Flow Statement.  The Representative and the Buyer shall have agreed upon a closing flow of funds statement, in form and substance reasonably satisfactory to the Buyer and the Representative, with respect to the payments to be made on the Closing Date.

6.2        Conditions Precedent to each Seller’s Obligations.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)         Representations and Warranties True.  Each of the representations and warranties of the Buyer contained in Article 4 shall be true and correct in all material respects at and as of the Closing.

(b)        Obligations Performed.  The Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Buyer on or before the Closing Date.

(c)        Compliance Certificate.  The Representative, on behalf of the Sellers, shall have received a certificate signed by an authorized officer of the Buyer certifying as to the matters set forth in Sections 6.2(a) and (b).

(d)        No Injunction, Etc.  There shall not be any order of any court of competent jurisdiction or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(e)        Closing Payments.  The Buyer shall have made the payments contemplated by Section 1.2.

(f)        HSR Act.  The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

(g)        Escrow Agreement.  The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(h)        Royalty Agreement.  The Buyer shall have executed and delivered the Royalty Agreement.

(i)        Lease Amendment.  The Buyer shall have delivered a Lease Amendment to the Sellers with respect to the Company’s principal facility in substantially the form attached hereto as Exhibit B.

(j)        Funds Flow Statement.  The Representative and the Buyer shall have agreed upon a closing flow of funds statement, in form and substance reasonably satisfactory to the Buyer and the Representative, with respect to the payments to be made on the Closing Date.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

7.1        Survival.  The representations and warranties contained in this Agreement and in any certificate delivered at the Closing pursuant to this Agreement shall survive the Closing until the eighteen-month anniversary of the Closing (the “Cut-Off Date”); provided however that representations and warranties: in (a) Sections 2.1 (Title), 3.1 (Organization, Power and

Standing), 3.2 (Power and Authority), 3.3 (Validity and Enforceability), 3.6 (Capitalization) and 4.9 (No Other Representations) shall survive indefinitely, (b) Sections 3.9 (Taxes), 3.19 (Benefit Plans) and 3.22 (Compliance with Environmental Laws) shall survive until the end of the applicable statute of limitations plus thirty days (or in the event of an audit, investigation, litigation or other action that has been commenced with respect to such matters, until the conclusion of such action) and (c) Section 3.12(e) (Intellectual Property Infringement) (the “IP Representation”) shall survive until the fifth anniversary of the Closing Date. All representations or warranties that survive for a period beyond the Cut-Off Date, other than the IP Representation, are referred to as “Fundamental Representations.” Except with respect to the Fundamental Representations and the IP Representation, no claim for breach of any representation, warranty, pre-Closing covenant or pre-Closing agreement may be brought after the Cut-Off Date, except for claims (a) of which the Representative has been notified in writing with reasonable specificity by the Buyer prior to the Cut-Off Date, (b) of which the Buyer has been notified in writing with reasonable specificity by a Seller or the Representative prior to the Cut-Off Date. The post-Closing covenants and post-Closing agreements contained in this Agreement shall survive in accordance with their respective terms.

7.2        Indemnification of the Buyer.

(a)        Subject to the other terms of this Article 7, from and after the Closing, each Seller agrees to indemnify the Buyer and hold it harmless against and in respect of any and all damages, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorney’s fees (collectively, “Losses”), (i) in an amount equal to his or her Pro Rata Share of the Losses, incurred by the Buyer that arise or result from (as determined by an order of a court of competent jurisdiction or by written agreement of the Representative and the Buyer) (1) any breach of any of the representations or warranties contained in Article 3 (as modified by the Disclosure Schedule, (2) the failure of the Company or the Sellers to perform any of their covenants or agreements contained herein, or (3) associated with correcting any material documentary deficiencies associated with the Company’s 401(k) employee benefit plan, and (ii) severally and not jointly, in an amount equal to the Losses incurred by the Buyer that arise or result from (as determined by an order of a court of competent jurisdiction or by written agreement of the applicable Seller and the Buyer) any breach of any of the representations or warranties contained in Article 2 (as modified by the Disclosure Schedule) by such Seller, it being understood, that, for the avoidance of doubt, the indemnification obligations set forth in this Section 7.2(a)(ii) for a breach of any of the representations or warranties contained in Article 2 shall only apply to the Seller who committed such breach.

(b)        Each Seller’s indemnification obligations under this Agreement with regard to breaches of representations, warranties, pre-Closing covenants, and pre-Closing agreements, however, shall be subject to the following limitations and conditions:

(i)        except as otherwise provided herein, no claim shall be made unless, and only to the extent that, the cumulative amount of Losses incurred by the Buyer exceeds one-half of one percent (0.5%) of the Closing Purchase Price (the “Deductible”);

(ii)        the Deductible will not apply to claims under Section 7.2(a)(i)(3) and the cumulative amount of Losses recoverable by the Buyer under Section 7.2(a)(i)(3) will be capped at a maximum of $25,000.

(iii)        the Sellers’ cumulative liability for indemnification payments under Section 7.2(a)(i)(1) (other than those that may be required with respect to Fundamental Representations and the IP Representation) shall not exceed, in the aggregate, an amount equal to the Initial Escrow Amount deposited in the Escrow Account minus any amount paid to the Buyers by the Escrow Agent in accordance with Section 1.7(e) and the Sellers’ obligation to make indemnification payments under Section 7.2(a)(i)(1) (other than those that may be required with respect to Fundamental Representations and the IP Representation) shall be solely from the funds available in the Escrow Account;

(iv)        the Sellers’ cumulative liability for Losses associated with, arising from or related to any breach of the IP Representation will be limited as follows (1) no claim for such Losses will be made unless, and only to the extent that the cumulative amounts of Losses incurred by the Buyer exceed $500,000 and any such recovery shall only be had to the extent that such Losses exceed $500,000, (2) the aggregate cap on claims to recover such Losses will be ten percent (10%) of the Closing Purchase Price and (3) such claims will be paid by each Seller personally in accordance with its Pro Rata Share and will not be paid from the Escrow Account. For the avoidance of doubt, the Buyer acknowledges that the Seller’s indemnity obligation with respect to the Company’s representations relating to the non-infringement of the Intellectual Property of any other Person is limited to infringement claims based on products commercialized by the Company prior to the Closing, and that the Sellers shall have no such obligation to indemnify to the extent any infringement claim is based on any modification to such products made subsequent to the Closing;

(v)        without affecting any other limitations on a Seller’s liability for indemnification set forth herein, no Seller’s cumulative liability for indemnification payments pursuant to this Article VII shall exceed such Seller’s proceeds for the sale of his or her Purchased Shares;

(vi)        no claim shall be made with respect to Losses arising out of any breach of the representations or warranties contained in Article 3 as modified by the Disclosure Schedule to the extent a corresponding reserve for such Losses has been made on the Company’s financial statements or to the extent that there has been a corresponding reduction in the calculation of Closing Working Capital;

(vii)        no claim shall be made for punitive, exemplary or special damages; and

(viii)        no claim shall be made with respect to any matter excluded by Section 1.7(e).

(c)        In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Buyer is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds actually received (after giving effect to any applicable deductible or retention) and other third party recoveries actually received by the Buyer or the Company in respect of such Losses (which proceeds and recoveries the Buyer agrees to use, or to cause the Company to use, commercially reasonable efforts to obtain). If an indemnification payment is received by the Buyer, and the Buyer or the Company later receives insurance proceeds or other third party recoveries in respect of the related Losses, the Buyer shall immediately pay to the indemnifying Sellers a sum equal to the lesser of (y) the actual amount of such insurance proceeds other third party recoveries or (z) the actual amount of the indemnification payment previously paid by such Sellers with respect to such Losses. The Buyer shall use commercially reasonable efforts to mitigate the amount of Losses for which it may be entitled to indemnification hereunder.

7.3        Indemnification of Sellers.  Subject to the other terms of this Article 7, from and after the Closing, the Buyer and the Company agree to indemnify each Seller and hold each Seller harmless from all Losses incurred by any Seller that arise or result from (a) any breach of any of the Buyer’s representations and warranties, (b) the failure of the Buyer to perform any of its covenants or agreements set forth herein or (c) the failure of the Company to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.

7.4        Procedure for Indemnification.

(a)        Any party entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor. The indemnifying party will be relieved of its indemnification obligations hereunder only to the extent that it is prejudiced by the indemnified party’s failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within twenty (20) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the later of (i) the expiration of the 20-day response period, or (ii) thirty (30) days following the expiration of the 20-day response period if a response, received within such 20-day period by the party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

(b)        If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall reasonably cooperate with the indemnifying party and make available to the indemnifying party all pertinent requested information under its control; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its own expense. In such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Sellers or the Representative, as the indemnifying party, that involves any action by the Buyer other than the payment of an amount of money that is less than the remaining Escrow Amount shall not be concluded without the prior written approval of the Buyer, unless such approval is unreasonably withheld, delayed or conditioned; and, provided further, that any such settlement or resolution contemplated by the Buyer, as the indemnifying party, that involves any action by the Sellers other than the payment of money shall not be concluded without the prior written approval of each of the indemnified Sellers, which approval shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, the Buyer will, and the Buyer will cause the employees of the Buyer and the Company to, cooperate fully with the Representative and each Seller in connection with any matter for which any Seller is the indemnifying party. Such cooperation shall include, without limitation, (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the indemnifying Sellers and/or their counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial, and (iii) providing to the indemnifying Sellers and/or their counsel all information under the control of the Buyer or the Company that is deemed necessary by the indemnifying Sellers and/or their counsel for the defense or prosecution of such matter. Sellers will reimburse Buyer for its reasonable out of pocket expenses incurred with respect to Buyer’s cooperation pursuant to this Section 7.4(b).

(c)        (i) Notwithstanding the foregoing, if (A) the indemnifying party does not give written notice to the indemnified party within the period specified in Section 7.4(a) stating that the indemnifying party has elected to assume defense of such third-party claim, (B) at any time the indemnifying party shall fail to carry out such defense or handling diligently and in such manner as is reasonable under the circumstances, (C) the third-party claim involves such matters as in the good faith judgment of the Buyer may result in a material adverse impact on the business, obligations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise), material customer or supplier relationships or prospects of the Buyer or its Affiliates or (D) the indemnified party has reasonably determined, upon advice of counsel, that having common counsel with the indemnifying party would present such counsel with a conflict of interest or that, upon advice of counsel, there may be legal defenses available to such indemnified party which are different from or in addition to those available to the indemnifying party, then the provisions of Section 7.4(c)(ii) below shall govern.

(ii)        The indemnified party may, at the indemnifying party’s expense, select counsel reasonably satisfactory to the indemnifying party to defend or handle such third-party claim in a manner that is reasonable under the circumstances; provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such third-party claim. The indemnified party shall not settle such third-party claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnified party defends or handles such third-party claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense of handling of such third-party claim with its own counsel and at the indemnifying party’s expense. In addition, in the event that the indemnifying party is not permitted to assume the defense of the third-party claim solely by virtue of clause (D) of subparagraph (c)(i) above, then the indemnifying party shall be permitted to pursue, at its own expense, settlement discussions directly with any other parties involved in such third-party claim. Notwithstanding the preceding sentence, the indemnifying party shall not, without the prior written consent of the indemnified party agree to a settlement of any third-party claim, unless (A) the settlement is for monetary damages only for amounts which the Sellers agree to pay, and with respect to claims by any indemnified party provides an unconditional release and discharge of the indemnified parties, and the indemnified party has no reasonable good faith objection to the form or substance of such discharge and release and (B) the indemnified party shall not have reasonably objected to any such settlement on the grounds that the circumstances surrounding the settlement could adversely impact the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition, financial or otherwise, material or customer or supplier relationships of the Buyer or its Affiliates or could establish or contribute to a precedential customer practice which could have a material adverse effect on the continuing business interest of the Buyer or its Affiliates.

7.5        Remedies Exclusive.  The remedies provided in this Article 7 shall be the exclusive remedies of the parties hereto and their heirs, successors, and assigns after the Closing with respect to this Agreement and the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein, except in the case of actual fraud, in which case the defrauded party shall have all rights and remedies available under this Agreement and available under the law against the party that committed such actual fraud. No party may bring or commence any claim, suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, except to (a) bring a claim for actual fraud against the party that committed such fraud and (b) enforce such party’s express rights under this Agreement. The provisions of this Article 7 constitute an integral part of the consideration given pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Closing Purchase Price payable to the Sellers.

7.6        Tax Treatment of Indemnity Payments.  To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

ARTICLE 8

TERMINATION

8.1        Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)        by mutual written consent of the Representative and the Buyer;

(b)        by the Buyer, if (i) any of the representations and warranties of the Sellers or the Company set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.1(a), or any Seller shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 6.1(b), and (ii) such breach, failure or misrepresentation is not cured within fifteen (15) days after the Buyer gives the Sellers and the Company written notice identifying in reasonably detail such breach, failure or misrepresentation;

(c)        by the Representative, if (i) any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.2(a), or if the Buyer shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 6.2(b), and (ii) such breach, failure or misrepresentation is not cured within fifteen (15) days after the Sellers give the Buyer written notice identifying in reasonable detail such breach, failure or misrepresentation;

(d)        by either the Sellers or the Buyer, if any court or governmental authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the sale and purchase of the Purchased Shares contemplated by this Agreement; or

(e)        by either the Representative or the Buyer, if the Closing has not occurred by January 31, 2009 or such other date, if any, as the Representative and the Buyer may agree in writing; provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the party whose willful and knowing failure to fulfill any obligation under this Agreement has contributed materially to the failure of the Closing to occur on or before such date.

8.2        Effect of Termination.

(a)        If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including, without limitation, for costs and expenses incurred by other parties in connection with this Agreement and the transactions contemplated hereby), except as provided below and except that each party shall be liable for its breach of this Agreement and the other parties hereto shall be entitled to all rights and remedies provided by law in respect of such breach.

(b)        The obligations of the Buyer under Section 5.1(b) shall survive the termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1        Notices.  Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, two (2) business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) business day after being sent to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

If to the Sellers, the Representative or the Company prior to the Closing, to:

NMC Group, Inc.

2755 Thompson Creek Road

Pomona, CA 91767

Attn: Mr. Robert M. Stephen

Facsimile: (909) 593-8309

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street

Los Angeles, California 90071

Attn: Robert A. Miller, Jr., Esq.

Facsimile: (213) 627-0705

If to the Sellers or the Representative after the Closing, to:

Robert M. Stephen

16912 Marina Bay Drive

Huntington Beach, CA 92649

Facsimile: (562) 592-7856

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street

Los Angeles, California 90071

Attn: Robert A. Miller, Jr., Esq.

Facsimile: (213) 627-0705

If to the Buyer or, after the Closing, the Company, to:

Esterline Technologies Corporation

500 108th Avenue NE, Suite 1500

Bellevue, WA 98004

Attn: Stephen R. Larson

Facsimile: (425) 453-2916

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, 48th Floor

Seattle, WA 98101

Attn: Troy Hickman

Facsimile: (206) 359-7356

9.2        No Waiver.  No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.3        Amendments and Waivers.  This Agreement may be modified, amended or waived only by a writing signed by the party against whom enforcement thereof is sought.

9.4        Choice of Law; Forum.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the choice of law provisions thereof. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, venue or convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.5        Binding Effect and Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Representative in the case of a purported assignment by the Buyer, or by the Buyer in the case of a purported assignment by any Seller.

9.6        Integration; Schedules.  This writing, the annexes, exhibits and schedules attached hereto and the Disclosure Schedule, embody the entire agreement and understanding among the parties with respect to this transaction and supersede all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 5.1(b). Information set forth on the Disclosure Schedule shall be deemed to qualify each section of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to the Disclosure Schedule), so long as application to such section is reasonably discernible from the reading of such disclosure. No information set forth on any schedule to the Disclosure Schedule shall be deemed to broaden in any way the scope of any Seller’s or the Company’s representations and warranties. The inclusion of an item on any schedule to the Disclosure Schedule is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. No disclosure in any schedule to the Disclosure Schedule relating to any possible breach or violation of any agreement, Authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

9.7        Counterparts.  This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in

“portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

9.8        Limitation on Scope of Agreement.  If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

9.9        Sellers’ Representative.

(a)        Each Seller hereby appoints Robert M. Stephen as his or her representative (the “Representative”), to be his or her true and lawful attorney-in-fact for all matters in connection with this Agreement, including without limitation, the compromise of any disputes between the Buyer and any Seller relating to the transactions contemplated by this Agreement and to take any other action contemplated to be taken by the Representative hereof. The power of attorney granted to the Representative appointed hereunder is coupled with an interest and will continue in full force and effect notwithstanding the subsequent death or incapacity of a Seller. The Representative appointed hereunder will have the power to act on behalf of the Sellers with respect to all matters requiring action by the Sellers under this Agreement, including, without limitation, the execution and delivery of any documents contemplated hereby. Robert M. Stephen hereby accepts such appointment. In the event of the death, or the incapacity to serve or resignation as the Representative by Robert M. Stephen, a successor Representative will promptly be appointed by the Sellers constituting the former holders of a majority of the Purchased Shares and the Sellers will jointly notify the Buyer of such appointment. The Buyer will be entitled to rely on any communication received from the Representative or his successor without investigation.

(b)        The Representative shall not be liable to the Sellers for any act taken or omitted by him as permitted under this Agreement and the transactions contemplated hereby, except if such act is taken or omitted in bad faith or by willful misconduct. The Representative shall also be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine.

(c)        The Sellers agree, severally but not jointly, to indemnify the Representative for, and to hold the Representative harmless against Losses, in an amount equal to his or her Pro Rata Share of the Losses, incurred without willful misconduct or bad faith on the part of the Representative, arising out of or in connection with the Representative’s carrying out its duties under this Agreement and the transactions contemplated hereby, including costs and expenses of successfully defending the Representative against any claim of liability with respect thereto. The Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

9.10        Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.11        Expenses.  All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

9.12        No Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, including Section 5.8 hereof, nothing in this Agreement will be construed as giving any third party, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No employee of the Company shall be a third-party beneficiary or entitled to rely on Section 5.10.

9.13    Further Assurances.  Following the Closing, the parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.

9.14        “Knowledge” Defined.  As used herein, “to the knowledge of the Company,” “to the Company’s knowledge” or any other similar phrase shall mean the actual knowledge of Robert M. Stephen, Mark Balderraama, Tom Mendez, Doug Stephen and Stephen Williams.

9.15        Publicity.  Pending the Closing, no party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Representative and the Buyer, except to the extent required by law, in which case the other parties hereto shall have the opportunity to review and comment prior to disclosure.

9.16        No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

ARTICLE 10

DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

Term:	Section or Place Where Defined:

Affiliate	Section 3.23
Agreement	Preamble
Authorizations	Section 3.16
Balance Sheet	Section 3.7
Balance Sheet Date	Section 3.7
Benefit Plans	Section 3.19

Term:	Section or Place Where Defined:

Buyer	Preamble
Closing	Section 1.4
Closing Cash	Section 1.2
Closing Date	Section 1.4
Closing Indebtedness	Section 1.2
Closing Purchase Price	Section 1.2
Closing Purchase Price Certificate	Section 1.7
Closing Working Capital	Section 1.2
Code	Section 3.9
Company	Preamble
Company Charter Documents	Section 3.1
Company Contacts	Section 5.11
Company Intellectual Property	Section 3.12
Company Material Adverse Effect	Section 3.5
Confidential Agreement	Section 5.1
Credit Facility	Section 1.2
Cut-Off Date	Section 7.1
Debt Amount	Section 1.2
Deductible	Section 7.2
Disclosure Schedule	Article 2
Disputed Items	Section 1.7
Disputed Items Notice	Section 1.7
Environment	Section 3.22
Environmental Claim	Section 3.22
Environmental Laws	Section 3.22
ERISA	Section 3.19
Escrow Account	Section 1.2
Escrow Agent	Section 1.2
Escrow Agreement	Section 1.2
Escrow Amount	Section 1.2
Estimated Closing Purchase Price	Section 1.2
Estimated Closing Purchase Price Certificate	Section 1.2
Fundamental Representations	Section 7.1
GAAP	Section 1.2
HSR Act	Section 5.5
Hazardous Substances	Section 3.22
Indemnified Persons	Section 5.9
Independent Accountant	Section 1.7
Initial Escrow Amount	Section 1.2
Intellectual Property	Section 3.12
Inventory Notice	Section 5.13
IP Representation	Section 7.1
IRS	Section 3.19

Term:	Section or Place Where Defined:

Key Employees	Section 5.11
Knowledge	Section 9.14
Legal Requirements	Section 3.17
License Agreement	Section 6.1
Liens	Section 1.2
Losses	Section 7.2
Major Customer	Section 3.24
Major Supplier	Section 3.24
Material Contract	Section 3.13
Parties	Section 5.7
Payment Account	Section 1.2
Permitted Liens	Section 3.10
Pre-Closing Taxes	Section 3.9
Pre-Closing Tax Period	Section 3.9
Proceeding	Section 5.9
Pro Rata Share	Section 2.1
Purchased Shares	Introduction
Representative	Section 9.9
Restricted Activities	Section 5.11
Restricted Period	Section 5.11
Retained Employee	Section 1.2
Retention Amount	Section 1.2
Retention Bonuses	Section 1.2
Sale Bonuses	Section 1.2
Section 338 Elections	Section 5.8
Section 338 Forms	Section 5.8
Securities Act	Section 4.6
Seller	Preamble
Sellers	Preamble
Seller’s Expenses	Section 1.2
Standard Cost	Section 5.13
Straddle Period	Section 3.9
Target Working Capital	Section 1.2
Target Working Capital Ceiling	Section 1.2
Target Working Capital Floor	Section 1.2
Tax or Taxes	Section 3.9
Tax Matter	Section 5.7
Tax Returns	Section 3.9
Unsold Inventory Line	Section 5.13

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

NMC GROUP, INC.

By:	/s/ Robert M. Stephen

Name:	Robert M. Stephen

Title:	President

SELLERS:

/s/ Douglas P. Stephen
Douglas P. Stephen, Co-Trustee of The Stephen Family Trust

/s/ Barbara M. Stephen
Barbara M. Stephen, Co-Trustee of The Stephen Family Trust

/s/ Douglas P. Stephen, Jr.
Douglas P. Stephen, Jr.

/s/ Robert M. Stephen
Robert M. Stephen

/s/ Michael J. Stephen
Michael J. Stephen

/s/ Susan M. Stephen Ellersick
Susan M. Stephen Ellersick

/s/ Thomas V. Stephen
Thomas V. Stephen

[Signature Page to the Stock Purchase Agreement]

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ Robert W. Cremin

Name:	Robert W. Cremin

Title:	Chairman, Pres & CEO

[Signature Page to the Stock Purchase Agreement]

ANNEX I

SHAREHOLDERS

Shareholder	Shares of Series A Voting Common Stock	Shares of Series B Non-Voting Common Stock	Pro Rata Share of Outstanding Shares
Douglas P. Stephen and Barbara M. Stephen, Co-Trustees of the Stephen Family Trust	1,250	0	25%
Douglas P. Stephen, Jr.	250	500	15%
Robert M. Stephen	250	500	15%
Michael J. Stephen	250	500	15%
Susan M. Stephen Ellersick	250	500	15%
Thomas V. Stephen	250	500	15%

EXHIBIT A

ESCROW AGREEMENT

EXHIBIT B

LEASE AMENDMENT

EXHIBIT C

ROYALTY AGREEMENT

Schedule 1.2(a)(i)

Excluded Accounts for Closing Working Capital

2330-000-10-00        Accrued Distributions – The purpose of this account is to accrue future distributions to the Company’s shareholders.

2339-000-10-00        Accrued Calif Income Tax – The purpose of this account is to accrue future tax payments to the California State Board of Equalization.

2374-000-10-00        Accrued Interest – The purpose of this account is to accrue future interest payments to debt holders of the Company.

2393-000-10-00        Short Term Portion of Notes Payable DPS – The purpose of this account was to account for the short term portion of a long term loan pursuant to an agreement with Douglas P. Stephen.

2394-000-10-00        Short Term Portion of Notes Payable – The purpose of this account was to account for the short term portion of a long term loan pursuant to an agreement with Community Bank to finance equipment.

2395-000-10-00        Community Bank W/C Line – The purpose of this account is to account for the Company’s line of credit with Community Bank.

2395-001-10-00        Do Not Use LOC Community Bank Temp – The purpose of this account is the same as 2395-000-10-00 listed above. This account is used only if the Company transfers its account from Community Bank to another bank.

Schedule 1.2(a)(ii)

Target Working Capital Statement